EMPLOYMENT AGREEMENT

This agreement is made as of the 26th day of March, 2012 between and TNI BioTech Inc hereinafter referred to as ("The Company or TNI BioTech "), a Florida Corporation with offices located at 127 West Fairbanks Ave Suite #248 Winter Park Florida 32789 and Noreen McGurrin Griffin located at 2191 Snow Rd Orlando Florida 32801 hereinafter referred to as (Noreen McGurrin Griffin or "Employee"), who are hereinafter sometimes collectively referred to as "the parties."

WITNESSETH

WHEREAS Employee has experience in managing strategies, tactics, and programs related to the company's marketing and branding efforts

WHEREAS TNI BioTech desires to memorialize the terms and conditions of Employment by TNI BioTech of a Noreen McGurrin Griffin upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Services: TNIB contracts with Employee, and Employee accept such agreement as Chief Executive Officer and a Director under the terms and conditions set forth herein. Employee shall be subject to all the usual and customary office policies and procedures of as may from time to time be established for Employees of similar grade and position.

2. Duties: Employee is responsible for putting together a senior management team, setting strategy, the vision and direction of the company. Will be responsible with the CFO and COO for, sets budgets, enter into contract negotiations form partnerships, and hire the team to steer the company accordingly. Employee shall carry out all assignments as directed by TNIB. In addition, Employee shall be responsible for such other duties as are usual and typical for an executive of a company and for the faithful discharge of those duties as may be reasonably established by the Board of Directors.

3. Term: The term of this agreement shall be for a 3-year period commencing March 26, 2012 and ending March 25, 2015 (the initial "Term"), unless sooner terminated pursuant to the provision of Section 6 below. Unless notice of intention to terminate this Agreement at the end of the Initial Term is given, in writing by Employee to TNI BioTech at least 60 days prior to the end of the initial term, or any extension period, and provided that Employee has not breached in any material fashion any of the terms of conditions of their Agreement, then this Agreement shall automatically be renewed and extended for up to three (3) consecutive one (1) year periods upon the terms and conditions set forth herein, unless different terms are agreed to between the parties in writing.

4. Extent of Services: Employee shall devote all of his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the business of TNI BioTech during the term of this Agreement, Employee shall not engage in any other business activities which are either related to his work with TNI BioTech or which would interfere with his obligation to devote his full time efforts to his duties for TNI BioTech whether or not for gain, profit or other pecuniary advantage without the express written consent of TNI BioTech except as specifically permitted by paragraph 7(B) below; provided, however, that (i) Employee may invest his assets in such manner as will not require any services to be performed on his part in the operation or affairs of the companies in which such investments are made, but only if such investments are consistent with this Agreement, and (ii) Employee shall not serve as a principal, partner, employee, officer or director of, or Employee or contractor to any business or entity conducting business for profit without the prior written consent of the Board of Directors. In consideration of the services to be rendered by Employee hereunder, in addition to the other benefits to be received by Employee, TNI BioTech shall provide adequate working facilities for Employee which subject to the provisions of this Agreement, shall include adequate offices, for which TNI BioTech shall pay all rents due therefore, and shall provide all necessary equipment and facilities to properly conduct business of TNI BioTech.

5. Compensation and Benefits:

I. Base Compensation. As compensation for his services hereunder, during the term of the Agreement;

I.

K3

a. To pay Employee $300,000 a year for the Term of the agreement, the annual salary shall increase by five 5% per year during the Term of the agreement. Salary is subject to review annually based on annual revenue.
b. To pay to Employee $1,500 per month auto allowance during each month and year of the term.
c. Payments to Employee pursuant this agreement shall be made every 4 weeks, either in cash or stock.
d. To pay 100% of the cost of prevailing medical, dental, health and life insurance for employee and family.
e. When the company adds life insurance and disability insurance they will be offered to the employee at that time
f. To pay annual bonuses, which shall be determined by the Company, in its sole discretion, in an amount that shall be fixed by the board of directors, based upon the Company's performance during the same period. The bonus will be paid in cash or stock based upon the profits of the company during that year.
g. Employee shall be included in any Pension Plan in effect as of the date of this Agreement or affected thereafter. Employee's participation as described in the sentence immediately proceeding shall be in relation to

Employee's annual compensation as compared to any other individual's participation based upon annual compensation at the time of this agreement. If the Company does not codify the Pension Plan within six months from the date hereof, then Employee shall be entitled to immediate vesting of any contributions made by the Company on Consultant's behalf.

h. The Company will reimburse Employee for their direct expenses in connection of his duties hereunder including, performance but not limited to, reasonable travel, entertainment and hotel expenses. However, Employee shall provide such receipts and other documentation of his expenses as may reasonably be requested by in accordance with its established policy for all other Employees receiving reimbursement of expenses.

i. Employee indirectly has received three (3) million of founder shares and will receive an additional two (2) million shares of stock prior to the merger as part of a signing bonus valued at par value. All stock will be exchange one for one at the time that TNI BioTech completes the reverse merger. N1

j. TNI BioTech agrees that if at any time after the contemplated merger but during the Term of the agreement. not less than 50.1% of the than issued and outstanding stock is acquired by other than by a consortium including the Directors of the Company, than the Company shall pay or cause to be paid to Employee as at the day when 50.1% is so acquired as sum of money equal to not less than .05% of the value of 100% of the Company as determined by multiplying a fraction whose numerator is the total percentage acquired multiplied by the cost thereof and whose dominator is the total issued and outstanding of the corporation and which resultant fraction is converted into a decimal percentage so that Employee shall receive .05% of such total valuation. Consultants payment pursuant to this paragraph 5 shall be made either in good funds or, at Consultants option, in that number of shares of freely tradable and registered Company shares which total number of such shares shall be computed by dividing the closing high bid price when such compensation is due and payable into the value of such compensation. Fractional shares shall be rounded up to the nearest whole share.

k. Employee has agreed to and has accepted an appointment as Chief Executive Officer and Director

6. Termination:

I. This agreement shall be terminated upon the happening of any of the following:

a) At the cessation of TNI BioTech business activities;

b) Upon the mutual consent of the parties hereto;

c) Upon the death of Employee; but all benefits owed will be paid to the heirs of the Employee

d) Upon notice to the Employee in the event of notice of illness or other disability which has incapacitated him from performing his duties for 12 consecutive months as determined in good faith by the Board.

e) At the resignation of the Employee;

f) For cause at any time upon written notice to Employee. Employee's termination shall be "with cause" if due to any of the following:

(i) Employee's dishonesty;

(ii) An act of gross negligence, misappropriation or theft of Company funds or conviction of state or federal offenses which would prevent the Employee from performance of his duties or breach of material provisions of this Agreement by the Employee.

(iii)Failure by the Employee to perform to minimum standards of his position as determined by a two-thirds majority vote of the Board of Directors.

(iv) If this Agreement is terminated pursuant to Sections 6c or 6d hereof, Employee or his estate shall be entitled to receive 100% of the Employee's salary and incentives for the balance of the term of the Agreement, together with bonus and other incentives as provided for in this Agreement.

(v) If this Agreement is terminated pursuant to Section 6f (i – ii) above, Employee's rights and the Company's obligations hereunder shall forthright terminate except as expressly provided in this Agreement. With respect to any termination for cause by the Company, the specifics of the cause shall be communicated to the Employee in writing at least thirty (30) days prior to the date on which the termination is proposed to take effect. The Employee shall be given the opportunity to correct or respond to such cause

(vi)If this Agreement is terminated pursuant to Section 6f (iii) above, the Employee shall be granted a severance payment, payable within 30 days of the date of such termination equal to an amount that is 12 months compensation including bonus and benefits as provided in Section 5 hereof, plus any vested stock options and common stock and restricted stock granted by the

Company to the Employee under this Agreement as of the termination date

.

7. Consequences of Breach by the Company

If this Agreement is terminated pursuant to Section 6 hereof, or if the Company shall terminate the Employee or the Employee's duties under this Agreement, in any way that is a breach by the Company, the following shall apply:

i. The Employee shall receive a cash payment that is equal to the present value of the Employee's Base Salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

ii. The Employee shall be entitled to receive the Bonus and other benefits as provided in Section 5 hereof calculated until a period extending to 18 months next following the term of this Agreement.

All stock options and common stock and restricted stock granted by the Company to the Employee under this Agreement shall accelerate and become immediately vested and exercisable.

8. Covenant not to Compete: Employee hereby covenants and agrees that, except as provided in sub-paragraph (B) hereof, during the term of this Agreement and for a period of one year (1) or 12 months (or 365 days) after termination of such Agreement hereunder:

(i) Employee will not in anyway, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of TNI BioTech during the term of this Agreement for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by during the tern of this Agreement hereof; and

(ii) Employee will not directly or indirectly, attempt or seek to cause any of the foregoing customers of TNI BioTech refrain from maintaining or acquiring from or through TNI BioTech any products, which were provided or offered by TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement.

(iii)Employee will not in any way, directly or indirectly solicit divert, take away or accept, the business of any of the suppliers (including the company's Manufacturers), which were handled by TNI BioTech during the term of this Agreement.

(iv)Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers of TNI BioTech to refrain from selling to or supplying TNI BioTech with any product which was provided or offered to TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the suppliers described above shall constitute activity by Employee for the purposes of this Agreement.

9. Non – disclosure: Employee acknowledges that, in order for Employee to effectively perform his duties hereunder TNI BioTech will disclose to Employee certain valuable trade secrets and confidential business information that have been created, discovered or developed by, or that otherwise have become known to TNI BioTech as a result of substantial effort, expense and time incurred by TNI BioTech or which have been assigned or otherwise conveyed. In light of such acknowledgement, Employee hereby agrees as follows:

a) **Trade Secrets:** Employee hereby acknowledges that certain processes, formulas and mechanisms used by TNI BioTech in their operation of its business, are not generally known to the public or to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b) **Confidential Information:** Employee hereby agrees that during the term of this Agreement and for a period of one year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of TNI BioTech (i) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) suppliers and the details of their business agreements.

10. Property of TNI BioTech: Employee agrees that upon termination of this Agreement, he will promptly deliver to TNI BioTech all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in Paragraph 8 hereof and all other property of TNI BioTech in his possession or control at such time, which was obtained from TNI BioTech or complied or produced for TNI BioTech during the terms of this

Agreement, including, but not limited to, computers, automobiles, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

11. Non-solicitation of Employees: During the term of this Agreement and for one year thereafter, Employee shall not hire or solicit for employment directly or through or on behalf of any party, any persons who are then employees of TNI BioTech.

12. Relations with Third Parties and Representations of the Parties;

a) Employee agrees that TNI BioTech may make known to others, either during or subsequent to the term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

b) Employee represents and warrants that:

(1) He is not in violation of any term of any employment contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment, decree or order of any court or administrative agency relating to or affecting his right to be retained by TNI BioTech because of the nature of this business conducted or proposed to be conducted by TNI BioTech or for any other reasons;
(2) No such term, judgment, decree or order conflicts with his obligation to use his best efforts to promote the interests of TNI BioTech nor does the execution and delivery of this Agreement, nor the carrying on of TNI BioTech Inc. business conflict with any such term, judgment, decrees or order; and
(3) Neither he nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which TNI BioTech is also a party except this Agreement or any agreement executed hereunder, nor does he or any of his affiliates have any interest in any person or entity with whom TNI BioTech does or intends to do business.

c) TNI BioTech hereby makes the following representations in connection with this Agreement;

(1) TNI BioTech is a Corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.
(2) The execution of this Agreement by TNI BioTech and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and TNI BioTech has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be

performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.
(3) This Agreement has been duly authorized, executed and delivered by TNI BioTech and constitutes a valid and legally binding obligation of TNI BioTech and is enforceable in accordance with its terms.

13. Remedies: Survival; Severability:

a) TNI BioTech, and Employee agree that in the event of breach of any of the covenants, agreements or obligations under Section 6,7,8,9,10 and 11 thereof, remedies at law would be inadequate and either party may seek injunctive relief as well as damages.
b) The covenants, agreements, representations, warranties and obligations contained in Sections 6,7,8,9,10 and 11 hereof shall survive the termination of this Agreement for the periods herein set forth.
c) Each of the covenants, agreements and obligations contained in Sections 6,7,8,9,10 and 11 hereof shall be independent and severable from the others and should any be for any reason held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants, agreements and obligations in said Sections.
d) In the enforcement of their rights hereunder, TNI BioTech and Employee shall retain all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party subject to the terms of this Agreement.

14. Miscellaneous:

This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver if this Agreement or any part hereof shall be valid of binding unless made in writing and signed by the party to be bound.

a) The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Florida.

b) This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

c) Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address or to such other address as a party shall designate to writing to the other:

(i) To Employee: Noreen McGurrin Griffin
2191 Snow Road
Orlando Florida 32801

(ii) To Employer: TNI BioTech Inc
27 West Fairbanks Ave #248
Winter Park Florida 32789

d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

e) The headings if the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

f) The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

By: ______________________
Christopher Pearce
Chief Financial Officer

By: ______________________
Noreen McGurrin Griffin